Exhibit (h)(ix)(B)

Schedule A

to the Operating Services Agreement

between the Direxion Shares ETF Trust and Rafferty Asset Management, LLC

ACTIVELY MANAGED FUNDS

Direxion Auspice Broad Commodity Strategy ETF	0.20%
Direxion Bitcoin Shares	0.20%
Direxion Flight to Safety Strategy ETF	0.05%

NON-LEVERAGED FUNDS

Direxion NASDAQ-100® Equal Weighted Index Shares	0.05%
Direxion All Cap Insider Sentiment Shares	0.19%
Direxion Zacks MLP High Income Index Shares	0.15%
Direxion Fallen Knives ETF	0.05%
Direxion High Growth ETF	0.05%
Direxion Dynamic Hedge ETF	0.05%
Direxion Moonshot Innovators ETF	0.05%
Direxion Work From Home ETF	0.05%
Direxion S&P Contrarian IPO ETF	0.05%
Direxion Connected Consumer ETF	0.05%
Direxion World Without Waste ETF	0.05%

150/50 FUNDS

Direxion Russell 1000® Value Over Growth ETF	0.05%
Direxion Russell 1000® Growth Over Value ETF	0.05%
Direxion Russell Large Over Small Cap ETF	0.05%
Direxion Russell Small Over Large Cap ETF	0.05%
Direxion MSCI USA Cyclicals Over Defensives ETF	0.05%
Direxion MSCI USA Defensives Over Cyclicals ETF	0.05%
Direxion MSCI Emerging Over Developed Markets ETF	0.05%
Direxion MSCI Developed Over Emerging Markets ETF	0.05%
Direxion FTSE Russell International Over US ETF	0.05%
Direxion FTSE Russell US Over International ETF	0.05%
Direxion MSCI USA ESG - Leaders vs. Laggards ETF	0.05%
Direxion S&P 500® High Minus Low Quality ETF	0.05%

Last Revised: August 20, 2020